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                                                                    Exhibit 21.1

                     SUBSIDIARIES OF BANK PLUS CORPORATION


Fidelity Federal Bank, A Federal Savings Bank

Gateway Investment Services, Inc.


                 SUBSIDIARIES OF FIDELITY FEDERAL BANK, F.S.B.

Chino Equities, Inc.

Citadel Service Corporation

Gateway Mortgage Corporation